Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHEWY, INC.

Chewy, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

(1) The original Certificate of Incorporation of the Company was filed with the office of the Secretary of State of the State of Delaware (the “Secretary”) on March 16, 2016. The original certificate of incorporation was amended and restated by the filing of an amended and restated certificate of incorporation with the Secretary on April 18, 2016. The amended and restated certificate of incorporation was amended by the filing of a certificate of amendment to the amended and restated certificate of incorporation with the Secretary on May 11, 2016. The amended and restated certificate of incorporation was further amended and restated by filing a second amended and restated certificate of incorporation with the Secretary on April 4, 2017. The second amended and restated certificate of incorporation was amended and restated by the filing of a certificate of merger with the Secretary on May 31, 2017 (the “Third Amended and Restated Certificate of Incorporation”). The Third Amended and Restated Certificate of Incorporation was further amended by the filing of an amended and restated certificate of incorporation with the Secretary on June 13, 2019 (the “Fourth Amended and Restated Certificate of Incorporation”). The Fourth Amended and Restated Certificate of Incorporation was further amended by the filing of a certificate of amendment to the Fourth Amended and Restated Certificate of Incorporation with the Secretary on July 14, 2023.

(2) This Fifth Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation amends restates and integrates the Fourth Amended and Restated Certificate of Incorporation.

(4) Effective as of 11:59 p.m. Eastern Time on July 11, 2024, the text of the Fourth Amended and Restated Certificate of Incorporation hereby is amended, restated and integrated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Company is Chewy, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Company’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, New Castle County, Delaware 19803. The name of its registered agent at such address is Corporate Creations Network Inc.
ARTICLE III

PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV

CAPITAL STOCK

I. Authorized Capital.

The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,900,000,000, which shall be divided into three classes as follows: 1,500,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”); 395,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

II. Common Stock.

A. Voting Rights.

1. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company.

2. Each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

3. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

B. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the Board of Directors of the Company (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Company legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

C. Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, all assets of the Company of whatever kind available for distribution to the holders of Common Stock shall be divided among and paid ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

D. Subdivision, Combination or Reclassification. If the Company in any manner subdivides, combines or reclassifies the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Common Stock may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

E. Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Company), share ratably and be identical in all respects as to all matters.

F. Conversion of Class B Common Stock.

1. Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof with the prior written consent of the Company. Before any holder of Class B Common Stock shall be entitled voluntarily to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Company or of any transfer agent for the Class B Common Stock, and shall give written notice to the Company at its principal corporate office of the election to convert the same and shall state therein the name or names (a) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (b) in which such shares are to be registered in book entry if such shares are uncertificated. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or register such shares in book-entry form (if such shares are uncertificated). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert and the prior written consent of the Company required by this Section II.F.1 of Article IV, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section II.F.1 of Article IV shall be retired by the Company and shall not be available for reissuance.

2. Automatic Conversion.

(a) Each share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock (i) upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock; or (ii) if the holder thereof is not or ceases to be an Affiliate of any of the Sponsors (as defined below).

(b) All shares of Class B Common Stock shall automatically, without further action by any holder thereof, be converted into an identical number of shares of fully paid and nonassessable Class A Common Stock (i) on the first trading day on or after the date on which the outstanding shares of Class B Common Stock constitutes less than 7.5% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board, or (ii) upon the occurrence of an event, specified by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares Class B Common Stock, voting as a separate class (the occurrence of an event described in clause (a) or (b) of this Section II.F.2 of Article IV, a “Conversion Event”).

Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Company, or any transfer agent of the Company, shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Company of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to this Section II.F.2 of Article IV shall thereupon be retired by the Company and shall not be available for reissuance.

3. The Company may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Company has a reasonable basis to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Company, the Company may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Company as the Company deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred and if such holder does not, within 30 days after receipt of such written request, furnish reasonable evidence to the Company to enable the Company to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Company. In addition, if the Company has a reasonable basis to believe that a holder of shares of Class B Common Stock is not or has ceased to be an Affiliate of any of the Sponsors giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock, the Company may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Company as the Company deems necessary to determine whether the holder of such shares is still an Affiliate of the Sponsors and if such holder does not, within 30 days after receipt of such written request, furnish reasonable evidence to the Company to enable the Company to determine that such holder is still an Affiliate of the Sponsors, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Company. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Company shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

4. Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

5. Protective Provisions. The Company shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Section II of Article IV (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws (as defined in Article V hereof), and the holders of Class A Common Stock shall have no right to vote thereon.

G. Definitions. For purposes of this Article IV:

1. “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

2. “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

3. “Permitted Transfer” means any of the following:

(i) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) Voting Control, (2) control over the disposition of such shares, and (3) the economic consequences of ownership of such shares;

(ii) any Transfer of shares of Class B Common Stock to a Sponsor or any Affiliate of a Sponsor; and

(iii) any Transfer approved by a majority of the shares of Class B Common Stock.

4. “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

5. “Sponsors” means BC Partners LLP, La Caisse de dépôt et placement du Québec, GIC Private Limited, Longview Asset Management LLC or StepStone Group LP and each of their respective Affiliates.

6. “Transfer” (including the term “Transferred”) of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over such share, by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting by a stockholder of a proxy to (y) officers or directors of the Company at the request of the Board, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders;

(ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time; or

(iii) any change in the trustees or the Person(s) acting as a fiduciary with respect to a Sponsor having or exercising Voting Control over shares of Class B Common Stock of a Sponsor.

7. “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

III. Preferred Stock.

A. Preferred Stock may be issued from time to time by the Company for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, the following provisions in this Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares Class A Common Stock and Class B Common Stock entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX and Article X. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except, for the avoidance of doubt, holders of Class B Common Stock will not be deemed to be beneficial owners of Class A Common Stock).

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Company (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, in addition to any vote of the holders of any class or series of capital stock of the Company required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time by resolution adopted by the Board or the stockholders of the Company. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Company, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon, voting as a single class; provided, however, that after the date on which the outstanding shares of Class B Common Stock represent less than 50% of the combined voting power of Class A Common Stock and Class B Common Stock, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Company existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. For as long as the outstanding shares of Class B Common Stock represent 50% or more of the combined voting power of Class A Common Stock and Class B Common Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Company’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Once no shares of Class B Common Stock remain outstanding, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Company for any purpose or purposes may only be called in the manner provided in the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

A. In recognition and anticipation that (i) certain directors, principals, members, officers, associated funds, employees and/or other representatives of one or more of the Sponsors and their respective Affiliates (as defined below) may serve as directors, officers or agents of the Company, (ii) one or more of the Sponsors and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Company (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Sponsors, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith.

B. None of (i) the Sponsors or any of their respective Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section D of this Article IX. Subject to Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company or any of its Affiliates.

C. The Company and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Company agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Company or may employ or otherwise engage any officer or employee of the Company.

D. The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Company) if such opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

E. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

F. For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of any Sponsor, any Person that, directly or indirectly, is controlled by such Sponsor, controls such Sponsor or is under common control with such Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company) and (c) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

G. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

DGCL SECTION 203

A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI

MISCELLANEOUS

A. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

B. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of the Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.

C. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

D. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section B and Section C of Article XI.

IN WITNESS WHEREOF, Chewy, Inc. has caused this Fifth Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 11th day of July, 2024.

CHEWY, INC.

By:    /s/ David Reeder
Name:    David Reeder
Title:    Chief Financial Officer